Exhibit 99.1

COMPANY CONTACTS:

Kenneth H. Traub

President and Chief Executive Officer

Tel. (609) 632-0800

KTRAUB@ABNH.COM

Mark J. Bonney

Executive Vice President and Chief Financial Officer

Tel. (609) 632-0800

MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS

FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

Robbinsville, NJ – March 30, 2007 – American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the fourth quarter and year ended December 31, 2006.

Sales in the fourth quarter of 2006 were $7.6 million compared with $10.1 million in the fourth quarter of 2005, a decrease of $2.5 million or 25%. The decrease in sales was primarily due to the previously reported cessation of the Visa HoloMag™ program. Sales for the full year of 2006 totaled $32.5 million compared to $32.3 million in 2005, an increase of $0.2 million or 1%.

Net income for the fourth quarter of 2006 was $0.9 million, or $0.04 per fully diluted share versus a net loss of ($2.8) million, or ($0.15) per fully diluted share, for the fourth quarter of 2005. Net income for the full year of 2006 was $3.6 million, or $0.18 per fully diluted share versus a net loss ($0.6) million, or ($0.03) per fully diluted share, for the full year of 2005. Fourth quarter and full year net income for 2006 includes stock based compensation costs of $0.1 million and $0.6 million, respectively. These costs were not included in the prior year results as we adopted Financial Accounting Standards Board No. 123 (R), “Share Based Payments”, as of January 1, 2006 using the modified prospective method. We also adopted Financial Accounting Standards No. 151, “Inventory Costs”, and recorded approximately $0.8 million of overhead costs as period costs during 2006 primarily as a result of the cessation of the Visa HoloMag program. In the fourth quarter of 2005 we recorded approximately $5.0 million (pre-tax) of costs related to the cessation of the Visa HoloMag program.

Kenneth H. Traub, President and CEO of ABNH commented, “We are proud to report that we rose to the challenge in 2006 and we were successful in achieving some key priorities during the year. While Visa’s decision to discontinue the HoloMag program in March was a disappointing setback for that program, in response, we accomplished the following:

•	Maintained our relationship with Visa and supported their implementation of new card formats with the Dove and Mini hot stamp holograms that we supply,

•	maintained and extended our relationships with other major card brands and manufacturers for both hot stamp holograms and HoloMag, and

•	developed a Generation Two version of HoloMag that incorporates our patent pending invention to address the ESD issue.”

Mr. Traub continued, “ABNH continues to be the leading supplier of both secure holograms and holographic magnetic stripe to the secure payment card industry. In addition to the transaction card market, we have increased our penetration into other markets that are improving their security against counterfeiting. We established new programs with major brands in the pharmaceutical and food markets in 2006 and deepened our relationships with both brand owners and suppliers. We also successfully marketed new products including washable labels tailored to our customers’ specific application and design requirements. In addition, our business supplying holographic security components for some of the most security conscious agencies in the United States federal government and for other governments continues to grow as government officials increasingly recognize the importance of securing the credentials and identity documents they issue. We continue to develop additional authentication and product security applications to enable us to extend our reach into new and growing markets.”

Mark J. Bonney, Executive Vice President and CFO commented, “The positive impact of our facility consolidation program coupled with our conservative expense control allowed us to continue to significantly strengthen our financial condition, improve our balance sheet and conclude 2006 with cash in excess of $15 million.” Mr. Bonney added, “In 2006 we were able to achieve a modest increase in sales as the reduction of HoloMag sales was more than offset by increases in sales of hot stamp holograms and other products. For the full year, HoloMag sales totaled approximately $8.5 million versus $8.9 million in 2005. Sales in 2006 included $5.4 million of Visa HoloMag from shipments prior to the cessation of that program, $2.3 million of which ($1.2 million in the fourth quarter), were recorded with no corresponding cost of sales as the related inventory balances had been fully reserved at December 31, 2005. In January 2007 we commenced shipping our Generation Two HoloMag product in limited quantities.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms. The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

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ABNH Forward-Looking Statement

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Such forward-looking statements are based on current management expectations. Numerous factors, including those disclosed herein, those related to transaction card industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This release and prior releases are available on the ABNH website at www.abnh.com.

-Financial Tables to Follow-

ABNH REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

BALANCE SHEETS

(In thousands, except share data)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$15,339	$9,114
Accounts receivable, net of allowance for doubtful accounts of $350 and $500	5,002	6,019
Inventories, net	1,962	2,940
Deferred income taxes, net	1,640	2,968
Prepaid expenses and other	200	331
Income tax receivable	666	401

Total current assets	24,809	21,773
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $9,469 and $8,852	6,098	7,224
Deferred income taxes, net	–	411
Other assets	61	76

Total Assets	$30,968	$29,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,291	$3,820
Accrued expenses	3,244	3,834
Customer advances	137	204
Income taxes payable	15	359

Total current liabilities	5,687	8,217
Long-Term Liabilities	1,152	1,957

Total liabilities	6,839	10,174

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	–	–
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,936,638 shares and 18,715,469 shares	190	187
Additional paid-in capital	25,854	24,729
Unearned compensation on restricted stock	–	(96)
Accumulated deficit	(1,915)	(5,510)

Total Stockholders’ Equity	24,129	19,310

Total Liabilities and Stockholders’ Equity	$30,968	$29,484

ABNH REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS/5

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Sales	$7,608	$10,083	$32,522	$32,299
Royalty income	10	10	10	20

	7,618	10,093	32,532	32,319
Costs and expenses:
Cost of goods sold, excluding depreciation and amortization	3,887	9,181	15,779	19,368
Selling and administrative	1,916	2,480	8,996	8,850
Research and development	289	391	1,592	1,263
Depreciation and amortization	252	542	845	1,297
Facility consolidation	54	2,169	67	2,769

	6,398	14,763	27,279	33,547

Operating income (loss)	1,220	(4,670)	5,253	(1,228)

OTHER INCOME:
Interest	162	76	509	259

Income (loss) before provision (benefit) for income taxes	1,382	(4,594)	5,762	(969)
Provision (benefit) for income taxes	529	(1,837)	2,167	(388)

Net income (loss)	$853	$(2,757)	$3,595	$(581)

Net income (loss) per share:
Basic	$0.05	$(0.15)	$0.19	$(0.03)

Diluted	$0.04	$(0.15)	$0.18	$(0.03)

Weighted average number of shares:
Basic	18,938	18,684	18,893	18,593
Diluted	19,425	18,684	19,553	18,593